Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of BlackRock Funds III of our report dated February 22, 2024, relating to the financial statements and financial highlights, which appears in BlackRock LifePath® Dynamic 2025 Fund and BlackRock LifePath® Dynamic Retirement Fund’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 19, 2024